Exhibit 10.3

FIRST MODIFICATION TO PROMISSORY NOTE

THIS MODIFICATION TO PROMISSORY NOTE (this “Modification”) is entered into as of January 31, 2012, by and between RED LION HOTELS CORPORATION (“Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Line of Credit Note in the maximum principal amount of Ten Million Dollars ($10,000,000.00), executed by Borrower and payable to the order of Bank, dated as of September 12, 2011, as modified from time to time (the “Note”), which Note is subject to the terms and conditions of a credit agreement between Borrower and Bank dated as of September 12, 2011, as amended from time to time (the “Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Note, and have agreed to modify the Note to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Note shall be modified as follows:

1. Paragraph (a) of the section of the Note entitled “Interest” is hereby deleted and replaced in its entirety by the following:

“(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum two and one-half percent (2.50%) above the Base Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be five percent (5.00%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.”

2. The attached addendum entitled ADDENDUM TO PROMISSORY NOTE (BASE RATE/LIBOR PRICING ADJUSTMENTS) is hereby added to the Note and made a part thereof.

3. The effective date of the changes set forth herein shall be December 31, 2011.

4. Except as expressly set forth herein, all terms and conditions of the Note remain in full force and effect, without waiver or modification. All terms defined in the Note or the Credit Agreement shall have the same meaning when used in this Modification. This Modification and the Note shall be read together, as one document.

5. Borrower certifies that as of the date of this Modification there exists no Event of Default under the Note, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default. Borrower further certifies that, notwithstanding the modifications set forth herein, all of the real property securing the Note shall remain subject to the lien, charge or encumbrance of the deed of trust, mortgage or other document pursuant to which such lien, charge or encumbrance is created, and nothing contained herein or done pursuant hereto shall affect or be construed to affect the priority of the lien, charge or encumbrance of any such deed of trust, mortgage or other document over any other liens, charges or encumbrances.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed as of the day and year first written above.

RED LION HOTELS CORPORATION		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Julie Shiflett	By:	/s/ Daniel G. Adams
Title:	Executive Vice President	Title:	Vice President

ADDENDUM TO PROMISSORY NOTE

(BASE RATE/LIBOR PRICING ADJUSTMENTS)

THIS ADDENDUM is made a part of that certain Line of Credit Note executed by RED LION HOTELS CORPORATION (“Borrower”) and payable to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), or order, dated as of September 12, 2011, in the maximum principal amount of Ten Million Dollars ($10,000,000.00), as modified (the “Note”).

The following provisions are hereby incorporated into the Note to reflect the interest rate adjustments agreed to by Bank and Borrower:

INTEREST RATE ADJUSTMENTS:

(a) Initial Interest Rates. The interest rates applicable to this Note shall be the rates set forth in paragraph (a) of the section of the Note entitled “Interest”, subject to the following paragraph (b).

(b) Interest Rate Adjustments. In addition to any interest rate adjustments resulting from changes in the Base Rate, Bank shall adjust the Base Rate and LIBOR margins (“Applicable Margin”) used to determine the rates of interest applicable to this Note on a quarterly basis, commencing with Borrower’s fiscal quarter ending June 30, 2012, if required to reflect a change in Borrower’s Senior Leverage Ratio in accordance with the following grid:

Senior Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin
Less than or equal to 3.00 to 1.00	3.50%	1.00%
Greater than 3.00 to 1.00, but less than 3.50 to 1.00	4.00%	1.50%
Greater than or equal to 3.50 to 1.00	4.50%	2.00%

Each such adjustment in the Applicable Margin shall be effective on the first Business Day of the third month of the quarter during which Bank receives and reviews Borrower’s most current fiscal quarter-end or year-end financial statements and Compliance Certificates prepared and delivered in accordance with the requirements set forth in Section 4.3 of the Credit Agreement.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 4.3 of the Credit Agreement is shown to be inaccurate (regardless of whether (i) the Credit Agreement is in effect, or (ii) any Obligations are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Bank a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Senior Leverage Ratio in the corrected

Compliance Certificate were applicable for such Applicable Period, and (z) the Borrower shall immediately and retroactively be obligated to pay to the Bank the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. Failure to deliver a Compliance Certificate, together with accompanying financial statements, by the deadline specified in Section 4.3 of the Credit Agreement shall, in addition to any other remedy provided for in the Credit Agreement, result in an increase in the Applicable Margin, effective upon such failure, to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of the applicable Compliance Certificate and financial statements, whereupon the Applicable Margin shall be that shown in the foregoing grid for the Senior Leverage Ratio of Borrower reflected in such financial statements. Nothing in this paragraph shall limit the rights of the Bank with respect to Section 6.2 of the Credit Agreement, nor any of its other rights under this Note. The Borrower’s obligations under this paragraph shall survive the termination of the Credit Agreement and the repayment of all Obligations hereunder.